Exhibit 99.1

Bright Health Group Appoints Jay Matushak as Chief Financial Officer

Cathy Smith to Step Down to Pursue New Opportunity, Effective May 12, 2023

MINNEAPOLIS – May 3, 2023 – Bright Health Group, Inc. (“Bright Health” or the “Company”) (NYSE: BHG), the technology enabled, value-driven healthcare company serving aging and underserved consumers with unmet clinical needs, today announced that it has appointed Jay Matushak as the Company’s next Chief Financial Officer, effective May 12, 2023. Mr. Matushak will succeed Cathy Smith, who is stepping down to pursue another opportunity.

Mr. Matushak, a seasoned finance and operational executive with deep expertise in the healthcare business, joined Bright Health in 2021. He currently serves as Senior Vice President of Finance and is responsible for the wind-down of the Company’s ACA insurance business. He also serves as CFO of Bright HealthCare, the Company’s insurance business. Before joining Bright Health, Mr. Matushak served for six years as CFO of Blue Cross Blue Shield of Minnesota (BCBS MN). Prior to BCBS MN, he spent fifteen years at UnitedHealth Group in various financial leadership roles within Optum and UnitedHealthcare.

“Jay has deep knowledge of our business and a strong track record of financial leadership across the healthcare industry,” said Mike Mikan, President and CEO of Bright Health. “He is a proven leader, and he will play an important role in our continuing efforts to position Bright Health for long-term success.”

“I am honored to take on this role and work alongside the leadership team and talented finance team to execute on our financial and strategic priorities,” said Mr. Matushak. “I am confident in the tremendous opportunities ahead as we take action to ensure Bright Health is poised for future profitable growth.”

Mr. Mikan continued, “Cathy was integral in helping take Bright Health public, and we thank her for the many contributions she has made to the Company. She has been a valuable member of our leadership team and built a strong organization with a deep bench of talent, which will help ensure a smooth succession. On behalf of everyone at Bright Health, we wish Cathy all the best in her next chapter.”

Ms. Smith will continue in her role through the Company’s first quarter 2023 earnings and thereafter will serve in an advisory role to support a smooth transition. Ms. Smith’s decision to resign was not due to any conflicts with the Board or management team regarding the Company’s financial reporting or accounting principles or practices.

About Bright Health Group

Bright Health Group is a technology enabled, value-driven healthcare company that organizes and operates networks of affiliate care providers to be successful at managing population risk. We focus on serving aging and underserved consumers that have unmet clinical needs through our Fully Aligned Care Model in Florida, Texas and California, some of the largest markets in healthcare where 26% of the U.S. aging population call home. We believe everyone should have access to personal, affordable, and high-quality healthcare. Our mission is to Make healthcare right. Together. For more information, visit www.brighthealthgroup.com.

Forward-Looking Statements

Statements made in this release that are not statements of historical fact, including statements about our beliefs and expectations, are forward-looking statements and should be evaluated as such. Forward-looking statements include information concerning possible or assumed future results of operations, including descriptions of our business plan and strategies. These statements often include words such as “anticipate,” “expect,” “plan,” “believe,” “intend,” “project,” “forecast,” “estimates,” “projections,” “outlook,” “ensure,” and other similar expressions. These forward-looking statements include any statements regarding our plans and expectations with respect to Bright Health Group, Inc. Such forward-looking statements are subject to various risks, uncertainties and assumptions. Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. Factors that might materially affect such forward-looking statements include: our ability to continue as a going concern; our ability to comply with the terms of our credit facility, including financial covenants, both during and after any waiver period, and/or obtain any additional waivers of any terms of our credit facility to the extent required; our ability to sell our Medicare Advantage business in California on acceptable terms, including our ability to receive the proceeds thereof in a manner that would alleviate our current financial position; our ability to quickly and efficiently wind down our IFP businesses and MA businesses outside of California; potential disruptions to our business due to our corporate restructuring and resulting headcount reduction; our ability to accurately estimate and effectively manage the costs relating to changes in our businesses offerings and models; a delay or inability to withdraw regulated capital from our subsidiaries; a lack of acceptance or slow adoption of our business model; our ability to retain existing consumers and expand consumer enrollment; our and our Care Partner’s abilities to obtain and accurately assess, code, and report risk adjustment factor scores; our ability to contract with care providers and arrange for the provision of quality care; our ability to accurately estimate our medical expenses, effectively manage our costs and claims liabilities or appropriately price our products and charge premiums; our ability to obtain claims information timely and accurately; the impact of the ongoing COVID-19 pandemic on our business and results of operations; the risks associated with our reliance on third-party providers to operate our business; the impact of modifications or changes to the U.S. health insurance markets; our ability to manage the growth of our business; our ability to operate, update or implement our technology platform and other information technology systems; our ability to retain key executives; our ability to successfully pursue acquisitions and integrate acquired businesses; the occurrence of severe weather events, catastrophic health events, natural or man-made disasters, and social and political conditions or civil unrest; our ability to prevent and contain data security incidents and the impact of data security incidents on our members, patients, employees and financial results; our ability to comply with requirements to maintain effective internal controls; our ability to adapt to the new risks associated with our expansion into ACO Reach; and the other factors set forth under the heading “Risk Factors” in the Company’s reports on Form 10-K, Form 10-Q, and Form 8-K (including all amendments to those reports) and our other filings with the SEC. Except as required by law, we undertake no obligation to update publicly any forward-looking statements for any reason after the date of this release to conform these statements to actual results or changes in our expectations.

Investor Contact:
Stephen Hagan
IR@brighthealthgroup.com

Media Contact:
media@brighthealthgroup.com